Follow-On Offering Advisory Agreement

This Follow-On Advisory Contract (the "Agreement") is made and entered into as of February 18, 2025 (the "Effective Date"), by and between **TEN Holdings, Inc.**, a Nevada corporation (the "Company"), and **RyuShin Advisors LLC**, a New York limited liability company (the "Advisor"). This Agreement replaces and supersedes in its entirety the Master Services Agreement between the parties dated January 7, 2025, transitioning the relationship to a focused follow-on offering advisory engagement for the Company's capital raising transactions.

Recitals

WHEREAS, the Company is pursuing an ongoing strategy of raising additional capital to support its growth and business objectives, and desires expert financial and strategic advisory services to structure, position, and execute one or more follow-on offering transactions as part of its financing strategy;

WHEREAS, the Advisor has expertise in capital markets and corporate finance, including the structuring and execution of follow-on offerings, investor engagement strategies, financial modeling and analysis, due diligence, and transaction execution, and has a network and experience that can significantly support the Company's capital raising objectives;

WHEREAS, the parties acknowledge that the services provided under this Agreement involve advisory work for capital markets transactions and related financing support, and they intend that the fees for such services be structured in a manner consistent with applicable U.S. GAAP and PCAOB standards for financing costs (without any direct reference herein to the accounting treatment of such costs);

WHEREAS, the Company and the Advisor now wish to set forth the terms and conditions of a follow-on offering advisory engagement that will govern the Advisor's services for the Company's capital raising transactions, and to categorize the Advisor's fee of USD $1,536,769 under this new Agreement appropriately as a capital raising advisory fee;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Scope of Follow-On Offering Advisory Services

During the term of this Agreement, the Advisor shall provide follow-on offering and capital markets advisory services to the Company as the Company's financial advisor for its planned capital raising transactions. The services (the "Services") shall include, without limitation, the following:

Structuring and Execution of Follow-On Offerings: The Advisor will advise on the structuring and execution of follow-on securities offerings. This includes assisting in determining the optimal offering structure (such as the type of security, offering size, pricing strategy, and

timing) and guiding the execution process to maximize the success of the capital raise. The Advisor will help develop the offering plan and timeline, and coordinate with any underwriters or placement agents (if applicable) to ensure an efficient and well-managed offering process.

Investor Engagement Strategies and Market Positioning: The Advisor will develop and advise on strategies to engage investors and position the Company in the market for the follow-on offering. This includes crafting a compelling investment narrative, identifying and contacting potential investors (including existing shareholders, institutional investors, and other strategic parties), and providing guidance on market positioning and messaging to maximize investor interest. The Advisor will assist with preparing investor presentations, planning and executing roadshows or investor meetings, and advising on communications to ensure the offering is well-received in the market.

Financial Modeling and Analysis for Follow-On Transactions: The Advisor will conduct financial modeling and analysis to support the follow-on transaction. This includes building or reviewing models to evaluate the expected outcomes of the offering, such as the impact on the Company's financial projections, capital structure, and valuation. The Advisor will analyze different offering scenarios and their implications (for example, on earnings per share and ownership dilution) to inform the Company's decisions on offering terms and to help communicate the financial rationale to stakeholders.

Due Diligence and Documentation Preparation for Capital Markets Transactions: The Advisor will assist in due diligence and the preparation of documentation for the follow-on offering. The Advisor will help organize and review the Company's due diligence materials to ensure all relevant information is ready for potential investors and regulators. Additionally, the Advisor will work with the Company and its legal counsel to prepare key transaction documents, including offering memoranda, investor presentations, and registration statements or prospectuses as required, ensuring that all disclosures are accurate and complete.

Regulatory and Compliance Support for Follow-On Offerings: The Advisor will provide guidance on regulatory and compliance requirements related to the follow-on offering. This involves advising on applicable securities laws and stock exchange rules, helping to prepare any necessary regulatory filings (such as registration statements or notices), and coordinating with the Company's legal and accounting advisors to address compliance issues. The Advisor will ensure that the offering process adheres to all relevant regulations and that any regulatory inquiries or requirements are handled efficiently.

Coordination with Legal and Financial Professionals: The Advisor will coordinate with the Company's other professional advisors to ensure the smooth execution of the follow-on offering. This includes working closely with the Company's legal counsel, auditors, underwriters or placement agents (if any), and other parties involved to manage the overall transaction timeline and workflow. The Advisor will facilitate clear communication among all parties, help resolve any issues that arise during the process, and keep the Company's management informed at each step to achieve a timely and successful closing of the transaction.

Other Related Services: Provide such other advisory services related to the follow-on offering or similar capital raising transactions as the Company may reasonably request, provided that any additional services are agreed upon in writing by both parties.

The Advisor's Services shall be provided in a manner consistent with industry best practices for capital markets advisory and investment banking services, and the Advisor shall use its best efforts to achieve favorable outcomes for the Company. All Services will be rendered at the direction of the Company's CEO, Board of Directors, or other authorized representatives.

2. Service Period and Term

The term of this Agreement (the "Service Period" or "Term") shall commence on the Effective Date and continue for a period of two (2) years, unless earlier terminated in accordance with Section 7 of this Agreement. This two-year term is intended to provide flexibility for the Advisor to support multiple potential capital raising transactions (such as follow-on offerings) over time, rather than a single transaction.

If the Company is actively pursuing one or more follow-on offerings or similar financing transactions as of the initial expiration date of this Agreement, the Service Period shall automatically extend on a month-to-month basis without additional fee (beyond the compensation set forth in Section 3) until the earlier of: (a) completion or abandonment of the active transaction(s), or (b) termination of this Agreement by either party as per Section 7.

3. Compensation and Payment Terms

3.1 Advisory Fee (Retainer) – In consideration for the Services to be rendered by the Advisor under this Agreement, the Company shall pay the Advisor a fixed advisory fee of USD $1,536,769 (one million five hundred thirty-six thousand seven hundred sixty-nine U.S. dollars) (the "Advisory Fee"). This Advisory Fee is a flat retainer amount intended to cover the Advisor's compensation for the full scope of follow-on offering advisory services outlined in Section 1 throughout the Service Period.

3.2 Payment Timing and Invoicing – The Advisory Fee shall be due and payable upon the execution of this Agreement. The Advisor shall issue an invoice to the Company on or promptly after the Effective Date for the full Advisory Fee, and the Company shall pay the invoiced amount in full within five (5) business days of receiving the invoice.

3.3 Out-of-Pocket Expenses – The Company shall reimburse the Advisor for reasonable out-of-pocket expenses incurred in direct connection with the Services and any specific capital raising project (such as the follow-on offering).

4. Confidentiality

Both parties agree to maintain strict confidentiality regarding all information shared during the term of this Agreement.

5. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6. Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or understandings.

IN WITNESS WHEREOF, the parties hereto have caused this Follow-On Offering Advisory Agreement to be executed by their duly authorized representatives as of the Effective Date.

TEN Holdings, Inc.
by: **Randy Jones**
Title: CEO
Date: 02/18/2025

RyuShin Advisors LLC
by: **Shinichi Miyazawa**
Title: Partner
Date: 02/18/2025